Exhibit 99.2

Investor Contact:	Media Contact:
Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPURCHASES 1.2 MILLION SHARES

IN JANUARY 2011 FOR $34.3 MILLION

LOS ANGELES, February 17, 2011 – Health Net, Inc. (NYSE:HNT) today announced that it repurchased 1.2 million shares of its common stock for $34.3 million in January 2011 under its existing $300 million stock repurchase program. As of January 31, 2011, approximately $115.5 million remained available for repurchase under this program.

Subject to approval of Health Net’s board of directors, Health Net may repurchase its common stock under its stock repurchase program from time to time in privately negotiated transactions, through accelerated share repurchase programs or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements, restrictions under the company’s debt obligations, and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time. The company reports on its repurchase activity in its quarterly financial disclosures.

About Health Net

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. The company provides health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net’s behavioral health services subsidiary, Managed Health Network, Inc., provides behavioral health, substance abuse and employee assistance programs to approximately 5.4 million individuals, including Health Net’s own health plan members. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, health care reform, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts affecting Health Net’s Medicare or Medicaid businesses; costs, fees and expenses related to the post-closing administrative services provided under the administrative services agreements entered into in connection with the sale of Health Net’s Northeast business; potential termination of the administrative services agreements by the service recipients should Health Net breach such agreements or fail to perform all or a material part of the services required thereunder; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; litigation costs; regulatory issues with agencies such as the California Department of Managed Health Care, the Centers for Medicare and Medicaid Services and state departments of insurance, including the continued suspension of the marketing of and enrollment into Health Net’s Medicare products for a significant period of time, which could have a material adverse impact on Health Net’s Medicare business; operational issues; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and the risks discussed in Health Net’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Health Net undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

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